Exhibit 99.1

Contact:	Dan Yarbrough, Vice President of Investor Relations
danyarbrough@orthofix.com
(704) 948-2617

Orthofix International Announces
Record Sales in First Quarter 2008

•	Record Q1 sales totaled $128.0 million, up 9% from the first quarter of 2007
•	Spine sales rose 11% year-over-year
•	Orthopedic sales were up 8% vs Q107
•	Sports medicine sales grew 10% compared with the prior year
•	First quarter reported net income was $3.6 million, or $0.21 per diluted share
•	Guidance for full-year reported net income increased by $0.20 per share, to $1.65-$1.80

HUNTERSVILLE, N.C., May 1, 2008– Orthofix International N.V. (NASDAQ:OFIX) (the Company) announced today that total revenue for the first quarter ended March 31, 2008 was $128.0 million, an increase of 9% over the first quarter of 2007.  The impact of foreign currency rates on sales for the first quarter of 2008 was a positive $2.4 million.

Reported first quarter net income totaled $3.6 million, or $0.21 per diluted share.  This included non-operating costs of approximately $5.1 million ($3.4 million net of tax, or $0.20 per diluted share) associated with the Company’s strategic initiatives, primarily the exploration of the potential divestiture of certain fixation assets in its orthopedic division during the first quarter.  Excluding these non-operating costs associated with the Company’s strategic activities, adjusted net income was $7.0 million, or $0.41 per diluted share.

Additionally, adjusted net income, excluding specified non-cash items was $11.4 million, or $0.66 per diluted share, as indicated in the table below.

“With another quarter of record revenues, in the first quarter we continued to demonstrate strong balanced growth across our spine, orthopedic and sports medicine businesses.  We were also pleased with the good start to the year from an earnings perspective, but remain diligent in our efforts to show consistency in the execution of our strategic plan,” said CEO Alan Milinazzo.

Exhibit 99.1

As the result of a reduction in estimated costs related to certain strategic initiatives for 2008, including the termination of the process to explore the divestiture of the fixation assets in its orthopedic division, Orthofix also announced that it increased its full year reported earnings guidance by 20 cents per share, to $1.65-$1.80.  Adjusted net income guidance remained the same, at $2.00-$2.15, as this original estimate excluded any costs related to strategic activities.  The range of guidance for adjusted net income, excluding specified non-cash items was also unchanged, at $3.10-$3.30.  The Company also reiterated its previous full-year revenue guidance of $520-$540 million.

For the second quarter of 2008, Orthofix expects to generate total revenue of $128-$132 million.  Additionally, the Company expects to earn $0.28-$0.32 per share in reported net income, $0.41-$0.45 per share in adjusted net income, and $0.66-$0.71 per share in adjusted net income, excluding specified non-cash items.

A reconciliation of these second quarter and full-year guidance metrics is included in the Regulation G Supplemental Information Schedule attached to this release.

Non-GAAP Performance Measures

The table below presents a reconciliation between net income calculated in accordance with generally accepted accounting principles (GAAP) and two non-GAAP performance measures, referred to as “adjusted net income” and “adjusted net income, excluding specified non-cash items”, that exclude from net income the items specified in the table.  Management believes it is important to provide investors with the same non-GAAP metrics which it uses to supplement information regarding the performance and underlying trends of Orthofix’s business operations, facilitate comparisons to its historical operating results and internally evaluate the effectiveness of the Company’s operating strategies.  A more detailed explanation of the items in the table below that are excluded from GAAP net income, as well as why management believes the non-GAAP measures are useful to them, is included in the Regulation G Supplemental Information schedule attached to this press release.

Reconciliation of Non-GAAP Performance Measures

First Quarter	Q108		Q107
	($000's)	Impact Per Diluted Share	($000's)	Impact Per Diluted Share

Reported GAAP net income	$3,606	$0.21	$6,267	$0.37

Specified Items:
Costs associated with strategic initiatives	3,390	0.20	-	-
Professional fees related to potential debt refinancing	-	-	325	0.02
Adjusted net income	$6,996	$0.41	$6,592	$0.39

Specified Non-Cash Items:
Non-cash BREG amortization	$816	0.05	861	0.05
Non-cash Blackstone amortization	$2,130	0.12	2,400	0.14
Equity compensation expense (FAS 123R)	$1,443	0.08	1,857	0.11

Adj. net income, excluding specified non-cash items	$11,385	$0.66	$11,710	$0.69

NOTE: Some calculations may be impacted by rounding.

Exhibit 99.1

Revenue

Total first quarter sales in the Company’s spine sector grew 11% year-over-year, to $62.5 million.  Spine stimulation revenue increased 13%, to $33.3 million, and implant and biologic revenue was $29.0 million, including international revenue, which was an increase of 10% compared with the first quarter of 2007.  The growth in implant and biologic revenue was primarily driven by increased sales of the Company’s biologic products.

Revenue from the Company’s orthopedic business grew 8%, to $29.8 million, compared with the prior year.  The increase was driven primarily by an 11% increase in sales of Physio-Stim™ bone growth stimulation devices used for non-union fractures, as well as revenue growth from the Company’s deformity correction devices and biologic products.

Sports medicine revenue for the first quarter grew 10% compared with 2007, to $23.3 million.  Revenue from the Company’s functional knee bracing and cold therapy products rose 14% year-over-year.  Orthofix previously announced that during the first quarter this year it sold all of the assets associated with its Pain Care® line of ambulatory infusion pumps as part of its strategic goal of narrowing the focus of its sports medicine business.

Gross Margin

The gross margin percentage in the first quarter of 2008 was 73.3%, which was 40 basis points lower than the first quarter of 2007.  The decrease is primarily attributable to product mix and geographic mix, as well as the negative impact of foreign currency valuations related to products manufactured in Europe and sold in U.S. dollars.

Operating Expenses

First quarter sales and marketing (S&M) expenses as a percent of revenue increased by 110 basis points year-over-year, to 39.2%.  The increase in the S&M ratio is primarily due to approximately $1.5 million ($1.0 million net of tax, or $0.06 per diluted share) of retention bonuses paid in connection with the potential divestiture of the fixation assets in the Company’s orthopedic division.  As the Company previously announced, this process was terminated during the second quarter after the Company declined to accept any of the bids received.

First quarter general and administrative (G&A) expenses in 2008 increased by 370 basis points year-over-year, to 17.3% of sales.  The increase in the G&A ratio reflected the impact of approximately $3.6 million ($2.4 million net of tax, or $0.14 per share) of costs associated with the Company’s strategic initiatives, primarily the potential divestiture of the fixation assets in the company’s orthopedic division.

Research and development (R&D) expenses as a percent of revenues were 5.0% in the first quarter of 2008.  This was a decrease of 40 basis points compared with 2007.  However, total R&D spending in the first quarter of 2008 was flat compared with the prior year.

Exhibit 99.1

Amortization expense in the first quarter of 2008 was $5.0 million, compared with $4.5 million in the first quarter of 2007.  The increase was due primarily to an increase in the rate of non-cash amortization of intangible assets associated with the Blackstone acquisition.

Operating expenses in the first quarter of 2008 were partially offset by a gain of approximately $1.6 million ($200,000 net of tax) associated with the previously announced sale of the Pain Care assets in the Company’s sports medicine division.

Other Income and Expenses

Orthofix reported first quarter net interest expense of $5.4 million, compared with interest expense of approximately $5.7 million in the first quarter of 2007.  The lower interest expense in the first quarter of 2008 was primarily due to a reduction in the outstanding balance of the debt compared with the prior year.

Other income in the first quarter of 2008 totaled $494,000 compared with other expenses of $556,000 in the prior year.

Taxes

The tax rate in the first quarter of 2008 was approximately 46%.  This included the impact of the sale of the Company’s Pain Care assets, which increased the consolidated tax rate by approximately 13 percentage points.  For the full year, the Company reiterated its previous tax rate guidance of 33%-34%.

Conference Call

Orthofix will host a conference call today at 11:00 AM Eastern time to discuss the Company’s financial results for the first quarter of 2008.  Interested parties may access the conference call by dialing (866) 626-7622 in the U.S., and (706) 758-3283 outside the U.S., and providing the conference ID 42443650.  A replay of the call will be available for one week by dialing (800) 642-1687 in the U.S., and (706) 645-9291 outside the U.S., and entering the conference ID 42443650.

About Orthofix

Orthofix International, N.V., a global diversified orthopedic products company, offers a broad line of minimally invasive surgical, and non-surgical, products for the spine, orthopedic, and sports medicine market sectors that address the lifelong bone-and-joint health needs of patients of all ages–helping them achieve a more active and mobile lifestyle.  Orthofix’s products are widely distributed around the world to orthopedic surgeons and patients via Orthofix’s sales representatives and its subsidiaries, including BREG, Inc. and Blackstone Medical, Inc., and via partnerships with other leading orthopedic product companies.  In addition, Orthofix is collaborating in R&D partnerships with leading medical institutions such as the Orthopedic Research and Education Foundation, Rutgers University, the Cleveland Clinic Foundation, and National Osteoporosis Institute.  For more information about Orthofix, please visit www.orthofix.com.

Exhibit 99.1

FORWARD-LOOKING STATEMENTS

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries and are based on management’s current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to the expected sales of its products, including recently launched products, unanticipated expenditures, changing relationships with customers, suppliers and strategic partners, risks relating to the protection of intellectual property, changes to the reimbursement policies of third parties, changes to and interpretation of governmental regulation of medical devices, the impact of competitive products, changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry and the economy, corporate development and market development activities, including acquisitions or divestitures, unexpected costs or operating unit performance related to recent acquisitions and other factors described in our annual report on Form 10-K and other periodic reports filed by the Company with the Securities and Exchange Commission.

  - Financial tables follow –

Exhibit 99.1

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, U.S. Dollars, in thousands, except per share and share data)

	For the three months
	ended March 31,
	2008	2007

Net sales	$128,032	$117,032
Cost of sales	34,238	30,796
Gross profit	93,794	86,236

Operating expenses
Sales and marketing	50,196	44,583
General and administrative	22,180	15,906
Research and development	6,354	6,337
Amortization of intangible assets	5,043	4,468
Gain on sale of assets	(1,570)	-

	82,203	71,294

Operating income	11,591	14,942

Interest income/(expense), net	(5,390)	(5,664)
Other income/(expense), net	494	(556)
Income before minority interests and income tax	6,695	8,722

Minority interests	-	(43)
Income before income tax	6,695	8,679

Income tax expense	(3,089)	(2,412)
Net income	$3,606	$6,267

Net income per common share - basic	$0.21	$0.38

Net income per common share - diluted	$0.21	$0.37

Weighted average number of common shares outstanding - basic	17,087,003	16,464,571

Weighted average number of common shares outstanding - diluted	17,261,172	16,926,257

Exhibit 99.1

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. Dollars, in thousands)

	As of	As of
	March 31,	December 31,
	2008	2007

Current assets:
Cash and cash equivalents	$26,731	$25,064
Restricted cash	18,226	16,453
Trade accounts receivable, net	115,452	108,900
Inventory, net	104,263	93,952
Deferred income taxes	11,373	11,373
Prepaid expenses and other current assets	22,674	25,035
Total current assets	298,719	280,777

Securities and other investments	4,427	4,427
Property, plant and equipment, net	35,257	33,444
Goodwill and intangible assets, net	543,747	550,243
Deferred taxes and other long-term assets	17,205	16,773
Total assets	$899,355	$885,664

Liabilities and shareholders' equity
Current liabilities:
Bank borrowings	$10,844	$8,704
Current portion of long-term debt	3,340	3,343
Trade accounts payable	29,117	22,526
Other current liabilities	36,635	38,733
Total current liabilities	79,936	73,306

Long-term debt	290,065	294,588
Deferred income taxes	74,398	75,908
Other long-term liabilities	12,195	7,922
Total liabilities	456,594	451,724

Shareholders' equity
Common shares	1,705	1,704
Additional paid-in capital	161,362	157,349
	163,067	159,053

Retained earnings	261,807	258,201
Accumulated other comprehensive income	17,887	16,686
Total shareholders' equity	442,761	433,940

Total liabilities and shareholders' equity	$899,355	$885,664

Exhibit 99.1

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, U.S. Dollars, in thousands)

	For the three months ended March 31,
	2008	2007

Cash flows from operating activities:
Net income	$3,606	$6,267
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,397	6,937
Amortization of debt costs	395	164
Provision for doubtful accounts	1,156	876
Deferred taxes	1,507	(2,978)
Share-based compensation	2,094	2,599
Minority interest	88	(10)
Amortization of step up of fair value in inventory	152	930
Gain on sale of assets	(1,570)	-
Other	(698)	(767)
Change in operating assets and liabilities:
Restricted cash	(1,773)	1,403
Accounts receivable	(5,586)	(4,597)
Inventories	(8,447)	(8,224)
Prepaid expenses and other current assets	1,127	(2,474)
Accounts payable	3,809	(5,069)
Current liabilities	(2,123)	6,539
Net cash provided by operating activities	1,134	1,596

Cash flows from investing activities:
Payments made in connection with acquisitions and investments, net of cash acquired	(365)	(985)
Capital expenditures - tangible	(4,020)	(4,246)
Capital expenditures - intangible	(92)	(325)
Proceeds from sale of assets	5,980	-
Net cash provided by (used in) investing activities	1,503	(5,556)

Cash flows from financing activities:
Net proceeds from issuance of common stock	1,903	1,637
Repayments of long-term debt	(4,524)	(4,834)
Proceeds from bank borrowings	1,361	2,631
Tax benefit on non-qualified stock options	17	396
Other	137	-
Net cash used in financing activities	(1,106)	(170)

Effect of exchange rate changes on cash	136	54

Net increase / (decrease) in cash and cash equivalents	1,667	(4,076)
Cash and cash equivalents at the beginning of the year	25,064	25,881
Cash and cash equivalents at the end of the period	$26,731	$21,805

Exhibit 99.1

Net sales by market sector for the periods ended March 31,
(In US$ millions)

	Three Months Ended March 31,
	2008	2007	% Increase

Spine	$62.5	$56.1	11%
Orthopedics	29.8	27.6	8%
Sports Medicine	23.3	21.2	10%
	115.6	104.9	10%

Vascular	5.3	4.9	8%
Other	7.1	7.2	0%

Total	$128.0	$117.0	9%

Net sales by business segment for the periods ended March 31,
(In US$ millions)

	Three Months Ended March 31,
	2008	2007	% Increase

Domestic	$44.1	$39.1	13%

Blackstone	28.0	25.9	8%

Breg	22.1	20.1	10%

International	33.9	31.9	6%

Total	$128.0	$117.0	9%

Exhibit 99.1

Regulation G Supplemental Information Schedule

The information in this schedule is set up in four sections intended to address different aspects of Regulation G.

Section 1 includes a Reconciliation of Non-GAAP Performance Measures for the second quarter and full-year of 2008.  A similar reconciliation for the first quarter of 2008 appears in the body of the release to which this Supplemental Schedule is attached.

Section 2 contains explanations of each of the specified items and additional non-cash specified items listed in the Reconciliation of Non-GAAP Performance Measures for the first quarters of 2008 and 2007, included in the body of this release, and for the second quarter and full-year of 2008 that is included in Section 1 of this Supplemental Information Schedule.

Section 3 provides detailed disclosures indicating the reasons management believes our non-GAAP measures are useful.

Section 1

Reconciliation of Non-GAAP Performance Measures
For Full Year and 2nd Quarter 2008 Guidance

	Estimated	Estimated
	2008	Q208

Adj. net income, excluding specified non-cash items	$3.10-$3.30	$0.66-$0.71

Less: Specified non-cash items:
Non-cash BREG & Blackstone amortization	$0.66-$0.70	$0.16
Equity compensation expense (FAS 123R)	$0.44-$0.45	$0.09-$0.10

Adjusted net income	$2.00-$2.15	$0.41-$0.45

Less Specified Items:
Costs related to strategic initiatives	$0.30	$0.10
Costs related to office consolidations	$0.05	$0.03

Reported (GAAP) Net Income	$1.65-$1.80	$0.28-$0.32

NOTE: Some calculations may be impacted by rounding

Section 2

Description of First Quarter Specified Items

•
Costs Associated with Strategic Initiatives- Non-operating costs related to the Company’s strategic initiatives, primarily those related to the potential divestiture of certain fixation assets in the orthopedic division, net of tax

Exhibit 99.1

•
Professional fees related to potential debt refinancing- professional fees incurred in connection with the potential refinancing of the Company’s outstanding debt, which was being considered during the first quarter of 2007, net of tax.

Description of First Quarter Specified Non-Cash Items

•	Non-cash BREG amortization- non-cash amortization of purchase accounting items associated with the acquisition of BREG, net of tax.
•
Non-cash Blackstone amortization- non-cash amortization of intangible assets associated with the acquisition of Blackstone, net of tax.  In 2007 this item also included the amortization of the step up in assets recorded in connection with the Blackstone acquisition.

•	Equity Compensation Expense - equity compensation expense related to FAS 123R, net of tax.

Description of Second Quarter Specified Items

•
Costs Related to Strategic Initiatives- non-operating costs related to the Company’s strategic initiatives, primarily those related to the potential divestiture of certain fixation assets in the orthopedic division, net of tax.

•	Costs Related to Office Consolidations- costs associated with the Company’s relocation/consolidation of facilities

Description of Second Quarter & Full Year Specified Non-Cash Items

•	Non-cash BREG amortization- non-cash amortization of purchase accounting items associated with the acquisition of BREG, net of tax.
•	Non-cash Blackstone amortization- non-cash amortization of intangible assets associated with the acquisition of Blackstone, net of tax.
•	Equity Compensation Expense - equity compensation expense related to FAS 123R.

Section 3

Management use of, and economic substance behind, Non-GAAP Performance Measures

Management uses non-GAAP measures, referred to as “adjusted net income” and “adjusted net income, excluding additional specified non-cash items”, to evaluate performance period over period, to analyze the underlying trends in the Company's business, to assess its performance relative to its competitors, and to establish operational goals and forecasts that are used in allocating resources. In addition, following the Company's acquisition of Blackstone, and the related increase in Orthofix’s debt, management has increased its focus on cash generation and debt reduction. Management uses these non-GAAP measures as the basis for assessing the ability of the underlying operations to generate cash for use in paying down debt.  In addition, management uses these non-GAAP measures to further its understanding of the performance of the Company's business segments. The items excluded from Orthofix’s non-GAAP measures are also excluded from the profit or loss reported by the Company’s business segments for the purpose of analyzing their performance.

Exhibit 99.1

Material Limitations Associated with the Use of Non-GAAP Measures

The Non-GAAP measures used in this release may have limitations as analytical tools, and should not be considered in isolation or as a replacement for GAAP performance measures. Some of the limitations associated with the use of these non-GAAP performance measures are that they exclude items that reflect an economic cost to the Company and can have a material effect on cash flows.  For example, the amortization of purchased intangible assets does not directly affect Orthofix’s cash flows, however, it does represent the reduction in value of those assets over time, and the expense associated with this reduction in value is not included in the Company’s non-GAAP measures.  Similarly, equity compensation expense does not directly impact cash flows, but is part of total compensation costs accounted for under GAAP.

Compensation for Limitations Associated with Use of Non-GAAP Measures

Orthofix compensates for the limitations of its non-GAAP performance measurse by relying upon its GAAP results to gain a complete picture of the Company's performance.  The GAAP results provide the ability to understand the Company’s performance based on a defined set of criteria.  The non-GAAP measures reflect the underlying operating results of the Company’s businesses, excluding non-cash items, which management believes is an important measure of the Company's overall performance.

The Company provides a detailed reconciliation of the non-GAAP performance measures to their most directly comparable GAAP measures, and encourages investors to review this reconciliation.

Usefulness of Non-GAAP Measures to Investors

Orthofix believes that providing non-GAAP measures that exclude certain items provides investors with greater transparency to the information used by the Company’s senior management in its financial and operational decision-making.  Management believes that providing this information enables investors to better understand the performance of the Company's ongoing operations and to understand the methodology used by management to evaluate and measure such performance. Disclosure of these non-GAAP performance measures also facilitates comparisons of Orthofix’s underlying operating performance with other companies in its industry that also supplement their GAAP results with non-GAAP performance measures.